Exhibit 99.1

Press Release www.shire.com

Directorate change

February 10, 2016 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that David Kappler will step down as Deputy Chairman and Senior Independent Director of the Board of Directors, and that William (“Bill”) Burns, Non-Executive Director and member of the Remuneration, Nomination and Science & Technology Committees, will be appointed Senior Independent Director. Both of these changes will be effective upon the conclusion of the Annual General Meeting (“AGM”) to be held on April 28, 2016.

Commenting on the above changes, Susan Kilsby, Chairman of Shire, said, “I would like to personally recognize and thank David for his long tenure on the Shire board, his leadership as Deputy Chairman and Senior Independent Director, and his service on board committees. I would also like to thank Bill for assuming additional board responsibilities as Senior Independent Director, a position for which his international business, board and leadership experience are especially well-suited.”

For further information, please contact:

Investor Relations
Matthew Osborne	mattosborne@shire.com	+1 781 482 9502
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX